Exhibit 21.1

LIST OF SUBSIDIARIES

SQL Technologies Corp. has the following subsidiaries:

Subsidiary Name	Jurisdiction of Formation	Percentage of Ownership
SQL Lighting & Fans LLC	Florida	98.8%
Sky Technology LLC	Florida	100%